THOMAS WEISEL PARTNERS GROUP, INC. REPORTS FOURTH QUARTER RESULTS

San Francisco, CA, February 11, 2009 – Thomas Weisel Partners Group, Inc. (NASDAQ: TWPG) today released results for the three months ended December 31, 2008, reporting a net loss of $21.5 million, or $0.67 per share, on net revenues of $31.5 million.  For the year ended December 31, 2008 the firm reported a net loss of $158.6 million, or $4.90 per share, on net revenues of $189.5 million.  The full year results include a non-cash goodwill charge-off of $92.6 million or $2.86 per share.  As of December 31, 2008, the firm’s cash and cash equivalents were $116.6 million.

Adjusting for certain non-cash events related to its initial public offering and the amortization of intangible assets acquired in the purchase of Westwind Partners, as well as the one-time charge-off of goodwill acquired as a result of the acquisition of Westwind Partners in the third quarter of 2008, the firm reported a non-GAAP net loss of $18.7 million, or $0.59 per share, for the three months ended December 31, 2008 and a non-GAAP net loss of $53.5 million, or $1.65 per share, for the year ended December 31, 2008.  A reconciliation between GAAP results and these non-GAAP measures is discussed below under “Non-GAAP Financial Measures.”

The fourth quarter revenue run rate was $48.0 million, which excludes non-recurring and non-cash items totaling $16.4 million.  The non-recurring item in the fourth quarter was $5.7 million in convertible trading losses.  The non-cash items in the fourth quarter include, among other items, $0.9 million in warrant write-downs and $9.3 million in mark-to-market private equity investment write-downs.  The firm has significantly reduced its exposure to convertible securities and warrants to the point that any future losses would be minimal.  Further, the firm has completed another 10% reduction in headcount.  Reductions to both compensation and non-compensation expenses enable the firm to operate at cash break-even based on a quarterly revenue run rate of approximately $50 million.  A reconciliation between GAAP results and these non-GAAP measures is discussed below under “Non-GAAP Financial Measures.”

“Our performance was impacted by a dramatic slowdown in capital markets activity and our results also reflect a number of charges that we don’t expect to recur in 2009.  We continue to take significant steps to reduce operating expenses in-line with revenues, and we implemented additional measures to increase the variability of our compensation model to manage compensation expenses through a prolonged downturn if the low level of activity in the capital markets continues.  These steps position the firm to operate at cash break-even on the fourth quarter revenue run rate,” said Thomas W. Weisel, Chairman and CEO of Thomas Weisel Partners.  “Our larger, more diversified industry focus should allow us to capture revenue as various industry segments start to recover from the broad capital markets freeze in the fourth quarter.  With a significantly reduced cost structure, the integration of Westwind Partners completed and continued high caliber personnel additions to the platform, we believe we are well positioned to be a market leader as the capital markets recover.”

Consolidated results for the three months and year ended December 31, 2008 include Westwind Partners and are compared with historical pro forma combined results for Thomas Weisel Partners and Westwind Partners.  These historical pro forma amounts are further described under “Historical Pro Forma Combined Results” below.

Business Highlights

•
Investment Banking Revenues.  Investment banking revenues decreased 77% to $11.3 million in the fourth quarter of 2008 compared to $48.7 million in the historical pro forma combined fourth quarter of 2007.  Total transactions for the fourth quarter of 2008 were 14 compared to a historical pro forma combined total of 48 in the year-ago quarter.

Investment banking revenues decreased 66% to $63.3 million for the full year of 2008 compared to $185.6 million in the historical pro forma combined full year of 2007.  Total transactions for the full year of 2008 were 82 compared to a historical pro forma combined total of 185 in 2007.  Lower revenues were due to a decline in the number of transactions in equity issuances and M&A, as well as lower revenues per transaction than in the comparable periods.

•
Brokerage Revenues.  Brokerage revenues decreased to $27.3 million in the fourth quarter of 2008 compared to $40.3 million in the historical pro forma combined fourth quarter of 2007, a decrease of 32%.  Excluding the $5.7 million in convertible trading losses, brokerage revenues would have been $33.0 million in the fourth quarter of 2008.

Brokerage revenues decreased to $131.9 million for the full year of 2008 compared to $135.7 million in the historical pro forma combined full year of 2007, a decrease of 3%.  The decrease was mainly attributable to convertible trading losses associated with reducing the firm’s positions in its convertible trading operations.

•
Asset Management Revenues.   Asset management revenues decreased 163% to a loss of $7.0 million in the fourth quarter of 2008 compared to income of $11.2 million in the historical pro forma combined fourth quarter of 2007.  Management fees were $3.8 million in the fourth quarter of 2008, which were offset by private equity and other securities net losses of $10.8 million.

Asset management revenues decreased 116% to a loss of $7.1 million for the full year of 2008 compared to income of $44.6 million in the historical pro forma combined full year of 2007.  For the full year of 2008, management fees were $14.7 million, which were offset by private equity and other securities net losses of $21.8 million.  The decline was due to mark-to-market write-downs in the firm’s private equity funds and in its warrant portfolio.

•
Compensation and Benefits Expenses.  Compensation and benefits expenses decreased 67% to $28.1 million in the fourth quarter of 2008 compared to $84.9 million in the historical pro forma combined fourth quarter of 2007.  The non-GAAP compensation ratio, which is defined below in note (2), increased to 66% compared to the historical pro forma combined non-GAAP ratio of 60% in the year-ago period.

Compensation and benefits expenses decreased 40% to $147.2 million in the full year of 2008 compared to $244.4 million in the historical pro forma combined full year of 2007.  The non-GAAP compensation ratio increased to 69% compared to the historical pro forma combined non-GAAP ratio of 60% in the year-ago period.

•	Non-compensation Expenses. Non-compensation expenses decreased 1% to $36.1 million in the fourth quarter of 2008 compared to $36.5 million in the historical pro forma combined fourth quarter of 2007.

Non-compensation expenses increased 10% to $145.3 million for the full year of 2008, excluding the one-time, non-cash goodwill charge-off of $92.6 million, compared to $132.3 million in the historical pro forma combined full year of 2007.

•
Shareholders’ Equity Position.  At the end of 2008, shareholders’ equity and book value per share were $215 million and $6.99, respectively, and tangible shareholders’ equity and tangible book value per share were $192 million and $6.24, respectively.

THOMAS WEISEL PARTNERS GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA FOR THE THREE MONTHS AND YEAR ENDED DECEMBER 31, 2008
AND PRO FORMA SELECTED FINANCIAL DATA FOR THE THREE MONTHS AND
YEAR ENDED DECEMBER 31, 2007
(Dollar amounts in thousands, except book value per share)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	Pro Forma 2007(5)	2008	Pro Forma 2007(5)
Revenue Detail:
Investment banking
Capital raising	$2,979	$41,765	$28,183	$128,749
Strategic advisory	8,360	6,945	35,122	56,861
Total investment banking	11,339	48,710	63,305	185,610
Brokerage	27,293	40,333	131,939	135,747
Asset management
Management fees	3,807	3,956	14,691	15,946
Private equity realized and unrealized gains and (losses) – net	(9,280)	3,428	(13,414)	17,662
Other securities realized and unrealized gains and (losses) – net	(1,532)	3,808	(8,397)	11,037
Total asset management	(7,005)	11,192	(7,120)	44,645
Interest income	640	4,819	7,341	17,579
Other revenue	—	—	—	920
Total revenues	32,267	105,054	195,465	384,501
Interest expense	(724)	(2,430)	(5,938)	(10,653)
Net revenues	$31,543	$102,624	$189,527	$373,848

Investment Banking Transactions:
Capital raising	6	43	59	158
Strategic advisory	8	5	23	27
Total transactions	14	48	82	185
Revenue per transaction(1)	$810	$1,015	$772	$1,003
Other Metrics:
Non-GAAP compensation ratio(2)	66.1%	60.0%	69.4%	59.9%
Non-compensation ratio(3)	114.6%	35.5%	125.5%	35.4%
IPO equity award expense	$1,144	$532	$6,291	$6,117
Shareholders’ equity	215,350	n/a	215,350	n/a
Less: Other intangible assets	(23,229)	n/a	(23,229)	n/a
Tangible shareholders’ equity	192,121	n/a	192,121	n/a
Common shares outstanding(4)	30,789	n/a	30,789	n/a
Book value per share	$6.99	n/a	$6.99	n/a
Tangible book value per share	$6.24	n/a	$6.24	n/a

(1) Generally, average revenue per investment banking transaction is higher in the U.S. than in Canada.

(2) The firm’s non-GAAP compensation ratio is the ratio of the firm’s compensation and benefits expenses (excluding expenses relating to IPO equity awards) to net revenues (excluding investment gains and losses attributable to investments in partnerships and other securities). The firm’s non-GAAP compensation ratio for the three months and year ended December 31, 2007 also excludes the one-time compensation expense attributable to the acceleration of the payment of 2008 mid-year retention bonuses related to the integration of Westwind Partners.  Without excluding these amounts, the firm’s ratio of compensation and benefits expenses to net revenues is 89.2% and 82.7% for the three months ended December 31, 2008 and 2007, respectively. Without excluding these amounts, the firm’s ratio of compensation and benefits expenses to net revenues is 77.7% and 65.4% for the year ended December 31, 2008 and 2007, respectively.

(3) The firm’s non-compensation ratio is the ratio of all expenses (other than compensation and benefits expenses and interest expenses) to net revenues.

(4) Includes 6,639,478 exchangeable shares issued by TWP Acquisition Company (Canada), Inc., the firm’s wholly-owned subsidiary. Each exchangeable share is exchangeable at any time into a share of common stock of the firm, entitles the holder to dividend and other rights substantially economically equivalent to those of a share of common stock, and, through a voting trust, entitles the holder to a vote along with shares of common stock on matters presented to shareholders of the firm.

(5) The pro forma amounts depict results the firm estimates it would have had during the three months and year ended December 31, 2007 if the acquisition of Westwind Partners that it consummated in January 2008 had been consummated as of January 1, 2007.  Further information regarding these pro forma amounts is set forth below under “Historical Pro Forma Combined Results.”

Historical Pro Forma Combined Results

The firm has reported in this press release an unaudited pro forma consolidated statement of operations for the three months and year ended December 31, 2007 (and information derived therefrom), which gives effect to the firm’s acquisition of Westwind Partners as if the acquisition had occurred on January 1, 2007.  This unaudited pro forma consolidated statement of operations is based on historical financial statements of Thomas Weisel Partners and Westwind Partners, giving effect to the acquisition and applying the assumptions and adjustments discussed in the notes accompanying the pro forma consolidated statement of operations attached hereto.  The unaudited pro forma consolidated financial statements should be read in conjunction with the firm’s Annual Report on Form 10-K for the period ended December 31, 2007, as well as the historical financial statements of Westwind Partners that are an annex to the proxy statement the firm filed with the SEC on November 7, 2007.

The unaudited pro forma consolidated statement of operations for the three months and year ended December 31, 2007 was prepared using the purchase method of accounting with Thomas Weisel Partners treated as the accounting acquiror.  The unaudited pro forma consolidated statement of operations does not purport to be indicative of the results of operations that would have actually been obtained had such transactions been completed as of the assumed date and for the periods presented, or which may be obtained in the future.  The pro forma adjustments are described in the notes accompanying the unaudited pro forma consolidated statement of operations attached hereto and are based upon available information and certain assumptions that management of Thomas Weisel Partners believes are reasonable.

All amounts presented in the unaudited pro forma consolidated statement of operations are in U.S. dollars based on the exchange rate described in the notes accompanying the pro forma consolidated statement of operations attached hereto.

Non-GAAP Financial Measures

The firm has reported in this press release its net loss for the three months ended December 31, 2008 on a non-GAAP basis by:

•	excluding $0.7 million of after-tax non-cash expense associated with its initial grant of restricted stock units made in connection with its initial public offering; and

•	excluding $2.1 million of after-tax non-cash expense associated with the amortization of intangible assets acquired as a result of its acquisition of Westwind Partners on January 2, 2008.

The firm has also reported in this press release its basic and diluted loss per share for the three months ended December 31, 2008 on a non-GAAP basis by:

•
using a net loss of $18.7 million as the numerator of its non-GAAP basic and diluted loss per share calculations, which amount is derived by beginning with its GAAP net loss of $21.5 million and adjusting to exclude (i) the after-tax non-cash expense associated with its initial grant of restricted stock units of $0.7 million and (ii) the after-tax non-cash expense associated with the amortization of intangible assets acquired as a result of its acquisition of Westwind Partners of $2.1 million; and

•
using as the denominator of its non-GAAP basic and diluted loss per share calculations the basic and diluted weighted average shares used, respectively, as the denominator of its GAAP basic and diluted loss per share calculations.

The firm has reported in this press release its net loss for the year ended December 31, 2008 on a non-GAAP basis by:

•	excluding $3.7 million of after-tax non-cash expense associated with its initial grant of restricted stock units made in connection with its initial public offering;

•	excluding $8.8 million of after-tax non-cash expense associated with the amortization of intangible assets acquired as a result of its acquisition of Westwind Partners on January 2, 2008; and

•	excluding $92.6 million of non-cash expense associated with the charge-off of goodwill acquired as a result of its acquisition of Westwind Partners.

The firm has also reported in this press release its basic and diluted loss per share for the year ended December 31, 2008 on a non-GAAP basis by:

•
using a net loss of $53.5 million as the numerator of its non-GAAP basic and diluted loss per share calculations, which amount is derived by beginning with its GAAP net loss of $158.6 million and adjusting to exclude (i) the after-tax non-cash expense associated with its initial grant of restricted stock units of $3.7 million (ii) the after-tax non-cash expense associated with the amortization of intangible assets acquired as a result of its acquisition of Westwind Partners of $8.8 million and (iii) the non-cash expense associated with the charge-off of goodwill acquired as a result of its acquisition of Westwind Partners of $92.6 million; and

•
using as the denominator of its non-GAAP basic and diluted loss per share calculations the basic and diluted weighted average shares used, respectively, as the denominator of its GAAP basic and diluted loss per share calculations.

The firm has reported in this press release its fourth quarter revenue run rate for the three months ended December 31, 2008 on a non-GAAP basis by:

•	excluding $5.7 million in convertible trading losses;

•	excluding $9.3 million in non-cash mark-to-market private equity investment write-downs;

•	excluding $0.9 million in non-cash net warrant write-downs; and

•	excluding $0.5 million in non-cash auction rate securities write-downs.

The firm views its grant of restricted stock units in connection with its initial public offering, its acquisition of Westwind Partners, the related intangible amortization and goodwill charge-off, the convertible trading losses, the non-cash net warrant, mark-to-market private equity investment and auction rate securities write-downs and the gains and losses associated with certain asset management products as non-recurring or non-cash events and the firm’s management has utilized non-GAAP calculations of net revenue and net loss and non-GAAP calculations of basic and diluted loss per share that are adjusted in the manner described above as an additional device to aid in understanding and analyzing the firm’s financial results in the three months and year ended December 31, 2008. The firm’s management believes that these non-GAAP measures will allow for a better evaluation of the operating performance of its business and facilitate meaningful comparison of its results in the current period to those in prior periods and future periods. The firm’s reference to these measures should not, however, be considered as a substitute for results that are presented in a manner consistent with GAAP. These non-GAAP measures are provided to enhance investors’ overall understanding of the firm’s current financial performance and its prospects for the future. Specifically, the firm’s management believes that the non-GAAP measures provide useful information to both management and investors by excluding certain items that may not be indicative of the firm’s core operating results and business outlook.

A limitation of utilizing these non-GAAP measures of net revenue and net loss and basic and diluted loss per share is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of the firm’s business and these effects should not be ignored in evaluating and analyzing the firm’s financial results.  Therefore, management believes that both the firm’s GAAP measures of net revenue, net loss and basic and diluted loss per share and these non-GAAP measures of the firm’s financial performance should be considered together.

A reconciliation of the firm’s GAAP net loss to its non-GAAP net loss for the three months ended December 31, 2008 is set forth below (in millions):

Net loss	$(21.5)
Exclusion of the after-tax non-cash expense associated with initial grant of restricted stock units	0.7
Exclusion of the after-tax non-cash expense associated with the amortization of intangible assets acquired as a result of the firm’s acquisition of Westwind Partners	2.1
Non-GAAP net loss	$(18.7)

A reconciliation of the firm’s GAAP net loss to its non-GAAP net loss for the year ended December 31, 2008 is set forth below (in millions):

Net loss	$(158.6)
Exclusion of the after-tax non-cash expense associated with initial grant of restricted stock units	3.7
Exclusion of the after-tax non-cash expense associated with the amortization of intangible assets acquired as a result of the firm’s acquisition of Westwind Partners	8.8
Exclusion of the non-cash expense associated with the charge-off of goodwill acquired as a result of the firm’s acquisition of Westwind Partners	92.6
Non-GAAP net loss	$(53.5)

The firm calculates loss per share in accordance with FASB Statement No. 128, Earnings per Share. Basic net loss and diluted net loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding for the period.

The following table sets forth the firm’s GAAP basic and diluted weighted average shares outstanding and its GAAP basic and diluted net loss per share for the three months and year ended December 31, 2008, as well as non-GAAP net loss per share for the three months and year ended December 31, 2008 after applying the adjustments described above:

	Three Months Ended	Year Ended
	December 31, 2008	December 31, 2008
Weighted average shares used in computation of net loss per share:
Basic (in thousands	31,825	32,329
Diluted (in thousands)	31,825	32,329

Net loss per share:
Basic	$(0.67)	$(4.90)
Diluted	$(0.67)	$(4.90)

Non-GAAP net loss per share:
Basic	$(0.59)	$(1.65)
Diluted	$(0.59)	$(1.65)

A reconciliation of the firm’s GAAP net revenue to its fourth quarter revenue run rate for the three months ended December 31, 2008 is set forth below (in millions):

Net revenues	$31.5
Exclusion of convertible trading losses	5.7
Exclusion of non-cash mark-to-market private equity investment write-downs	9.3
Exclusion of non-cash net warrant write-downs	0.9
Exclusion of non-cash auction rate securities write-downs	0.5
Non-GAAP net revenues	$48.0

Quarterly Earnings Conference Call

Thomas Weisel Partners Group, Inc. will host its fourth quarter conference call on Wednesday, February 11, 2009 at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). The conference call may include forward-looking statements, including guidance as to future results.

All interested parties are invited to listen to Thomas Weisel Partners’ Chairman and Chief Executive Officer, Thomas W. Weisel, President and Chief Operating Officer, Lionel F. Conacher, and Chief Financial Officer, Shaugn S. Stanley, by dialing (866) 746-9599 (domestic) or (702) 696-4728 (international). The confirmation code for both the domestic and international lines is: 81645739.

A live web cast of the call, as well as the firm’s results, will be available through the Investor Relations/Webcasts section of www.tweisel.com, which can also be accessed directly at: http://www.tweisel.com/AboutUs/InvestorRelations/Webcasts.  To listen to the live call, please go to the website at least 15 minutes early to register, download, and install any necessary audio software.

For those who cannot listen to the live broadcast, a replay will be available through the above-referenced web-site one hour following the call through February 27, 2009.

About Thomas Weisel Partners Group, Inc.

Thomas Weisel Partners Group, Inc. is an investment bank, founded in 1998, focused principally on the growth sectors of the economy. Thomas Weisel Partners Group, Inc. generates revenues from three principal sources: investment banking, brokerage and asset management. The investment banking group is comprised of two disciplines: corporate finance and strategic advisory. The brokerage group provides equity and convertible debt securities sales and trading services to institutional investors, and offers brokerage, advisory and cash management services to high-net-worth individuals and corporate clients. The asset management group consists of: private equity, public equity and distribution management. Thomas Weisel Partners is headquartered in San Francisco with additional offices in Baltimore, Boston, Calgary, Chicago, Cleveland, Denver, New York, Portland, Silicon Valley, Toronto, London and Zurich. For more information, please visit www.tweisel.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, which are subject to risks, uncertainties and assumptions about us.  In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “optimistic”, “potential”, “future” or “continue”, the negative of these terms and other comparable terminology. These statements are only predictions based on our current expectations about future events.  There are important factors that could cause actual results, level of activity, performance or achievements or other events or circumstances to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to, the state of the financial markets and the economy, particularly as they relate to the growth sectors that the firm is focused on, Thomas Weisel Partners’ ability to implement its strategic initiatives and achieve the expected benefits of the acquisition of Westwind Partners, retain its professionals, as well as other competitive, economic, political, and market conditions and fluctuations, government and industry regulation, risks relating to the acquisition of Westwind Partners, including the effect of the completion of the transaction on the companies’ business relationships, operating results and business generally and other factors.  Some of the other factors are those that are discussed in Item 1A – “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our Quarterly Reports on Form 10-Q filed with the SEC thereafter.  We do not assume responsibility for the accuracy or completeness of any forward-looking statement and you should not rely on forward-looking statements as predictions of future events.  We are under no duty to update any of these forward-looking statements to conform them to actual results or revised expectations.

Investor Relations Contact:                                                                                           Media Contact:
Sarah Anderson                                                                                                              Crystal Odessky
415-364-2500                                                                                                                     415-364-2500
investorrelations@tweisel.com                                                                                     codessky@tweisel.com

THOMAS WEISEL PARTNERS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED DECEMBER 31, 2008
AND PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2007
 (In thousands, except per share data)
(Unaudited)

		Three Months Ended December 31, 2007
	Three Months Ended December 31, 2008	Thomas Weisel Partners	Westwind (a)	Pro Forma Adjustments		Pro Forma Combined
Revenues:
Investment banking	$11,339	$32,789	$15,921	$—		$48,710
Brokerage	27,293	34,761	5,572	—		40,333
Asset management	(7,005)	6,703	4,489	—		11,192
Interest income	640	5,032	344	(557	)(b)	4,819

Total revenues	32,267	79,285	26,326	(557)		105,054
Interest expense	(724)	(2,376)	(54)	—		(2,430)

Net revenues	31,543	76,909	26,272	(557)		102,624

Expenses excluding interest:
Compensation and benefits	28,140	68,213	16,656	—		84,869
Brokerage execution, clearance and account administration	6,769	5,393	452	—		5,845
Communications and data processing	5,094	5,199	546	—		5,745
Depreciation and amortization of property and equipment	2,063	1,669	205	(41	)(c)	1,833
Amortization of other intangible assets	3,690	—	—	3,833	(d)	3,833
Marketing and promotion	2,764	4,624	1,103	—		5,727
Occupancy and equipment	8,260	5,153	387	—		5,540
Other expense	7,498	6,628	1,308	—		7,936

Total expenses excluding interest	64,278	96,879	20,657	3,792		121,328

Income (loss) before taxes	(32,735)	(19,970)	5,615	(4,349)		(18,704)
Provision for taxes (tax benefit)	(11,277)	(8,787)	2,047	(1,218	)(e)	(7,958)

Net income (loss)	$(21,458)	$(11,183)	$3,568	$(3,131)		$(10,746)

Net loss per share:
Basic net loss per share	$(0.67)	$(0.43)				$(0.33)
Diluted net loss per share	$(0.67)	$(0.43)				$(0.33)
Weighted average shares used in computation of per share data:
Basic weighted average shares outstanding	31,825	26,003		7,009	(f)	33,012
Diluted weighted average shares outstanding	31,825	26,003		7,009	(f)	33,012

Notes to the Pro Forma Consolidated Statements of Operations for the three months ended December 31, 2007 are set forth on the final page.

THOMAS WEISEL PARTNERS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2008
AND PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2007
 (In thousands, except per share data)
(Unaudited)

		Year Ended December 31, 2007
	Year Ended December 31, 2008	Thomas Weisel Partners	Westwind (a)	Pro Forma Adjustments		Pro Forma Combined
Revenues:
Investment banking	$63,305	$127,228	$58,382	$—		$185,610
Brokerage	131,939	120,187	15,560	—		135,747
Asset management	(7,120)	33,414	11,231	—		44,645
Interest income	7,341	17,718	1,740	(1,879	)(b)	17,579
Other revenue	—	920	—	—		920

Total revenues	195,465	299,467	86,913	(1,879)		384,501
Interest expense	(5,938)	(10,418)	(235)	—		(10,653)

Net revenues	189,527	289,049	86,678	(1,879)		373,848

Expenses excluding interest:
Compensation and benefits	147,186	187,902	56,529	—		244,431
Brokerage execution, clearance and account administration	27,102	20,363	1,625	—		21,988
Communications and data processing	22,195	18,993	1,954	—		20,947
Depreciation and amortization of property and equipment	7,784	6,450	569	(164	)(c)	6,855
Amortization of other intangible assets	15,254	—	—	15,397	(d)	15,397
Goodwill impairment	92,597	—	—	—		—
Marketing and promotion	13,915	15,147	3,183	—		18,330
Occupancy and equipment	26,509	18,988	1,400	—		20,388
Other expense	32,537	23,979	4,392	—		28,371

Total expenses excluding interest	385,079	291,822	69,652	15,233		376,707

Income (loss) before taxes	(195,552)	(2,773)	17,026	(17,112)		(2,859)
Provision for taxes (tax benefit)	(36,983)	(2,793)	6,208	(5,798	)(e)	(2,383)

Net income (loss)	$(158,569)	$20	$10,818	$(11,314)		$(476)

Net income (loss) per share:
Basic net income (loss) per share	$(4.90)	$—				$(0.01)
Diluted net income (loss) per share	$(4.90)	$—				$(0.01)
Weighted average shares used in computation of per share data:
Basic weighted average shares outstanding	32,329	26,141		7,009	(f)	33,150
Diluted weighted average shares outstanding	32,329	26,446		7,009	(f)	33,150

Notes to the Pro Forma Consolidated Statements of Operations for the year ended December 31, 2007 are set forth on the final page.

Notes to the Unaudited Pro Forma Consolidated Statement of Operations

(a)
Westwind statement of operations has been converted from Canadian dollars to U.S. dollars for the pro forma presentation.  Amounts were converted based on the average monthly exchange rates from January 1, 2007 to December 31, 2007.

(b)
An adjustment to interest income for the estimated interest amount that would not have been recognized by the firm during the three months and year ended December 31, 2007 on the $45 million cash portion of the transaction consideration. The weighted average interest rate for the three months and year ended December 31, 2007 is estimated to be 4.96% and 4.26%, respectively.

(c)	Adjustment to depreciation and amortization to reflect fair value on the date of acquisition.

(d)	Reflects the amortization of other intangible assets that were recorded as a result of the acquisition.

(e)
To record an income tax impact on the pre-tax pro forma adjustments.  The firm’s combined effective tax rate subsequent to the pro forma tax adjustment is equal to 43% and 83% for the three months and year ended December 31, 2007, respectively.

(f)
The issuance of 7,009,112 shares of Thomas Weisel Partners common stock or exchangeable shares.  The fair value of the Thomas Weisel Partners common stock issued was based upon the average of the closing prices of one share of common stock during the five trading day period beginning two trading days prior to the date the transaction was announced.